Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271564 on Form S-3 and Registration Statement Nos. 333-277202, 333-270871, and 333-258212 on Form S-8 of our report dated March 7, 2024, relating to the financial statements of Snap One Holdings Corp. appearing in this Annual Report on Form 10-K for the year ended December 29, 2023.

/s/ Deloitte & Touche LLP

Charlotte, NC
March 7, 2024